Ampio Pharmaceuticals, Inc. Announces Second Quarter 2021 Financial Results and Provides Corporate Update

Further details to be discussed on this afternoon’s conference call

ENGLEWOOD, CO, August 4, 2021 – Ampio Pharmaceuticals, Inc. (NYSE American: AMPE), a biopharmaceutical company focused on the advancement of immunology-based therapies for prevalent inflammatory conditions for which there are limited treatment options, today reported results for the second quarter period ended June 30, 2021, and provided a corporate overview and business update.

Mr. Michael Macaluso, President and Chief Executive Officer, commented, “This was an exciting quarter for Ampio, and I am proud of our accomplishments over the past three months. We completed our Phase I trial utilizing inhaled Ampion for COVID-19 patients with respiratory distress, which showed that Ampion reduced all-cause mortality by 78% over the Standard of Care. On the basis of those results, during the current quarter we worked with the Federal Drug Administration (FDA) to initiate Phase II trials utilizing inhaled Ampion and intravenous (IV) Ampion for COVID-19 patients with respiratory distress that may support an Emergency Use Authorization (EUA). We have commenced enrollment, which we expect to see incrementally increase in the near term as a result of expanding the inhaled Ampion Phase II study to India, which had, and is continuing to experience, a significant wave of serious COVID-19 infections. Additionally, we are exploring the first at-home inhalation treatment for long COVID patients in a Phase I study utilizing inhaled Ampion. The study is currently enrolling and could represent a significant breakthrough in patient care.”

“Ampio Pharmaceuticals has joined the Russell 2000® and Russell 3000® Indexes,” continued Macaluso, “which I take as a sign that the market now understands the broad potential of Ampion as a platform anti-inflammatory treatment for patients with unmet medical needs.”

Mr. Michael Macaluso, President and Chief Executive Officer, Dr. David Bar-Or, Director and Founder, Ms. Holli Cherevka, Chief Operating Officer and Mr. Daniel Stokely, Chief Financial Officer will be hosting a Conference Call for the Investment Community this afternoon beginning at 4:30 PM ET (see details below).

The key areas of focus during the call will be as follows:

●	Osteoarthritis of the Knee (OAK) Clinical Trial 2021 Timeline / Update
●	COVID-19 Platform / Pipeline Overview and Update
●	Update on Other Pre-Clinical Research Programs

JUNE 30, 2021, FINANCIAL RESULTS

Cash and cash equivalents totaled $20.5 million as of June 30, 2021, compared to $17.3 million on December 31, 2020. The increase of $3.2 million, or 18%, is primarily attributable to net proceeds received from the utilization of our at-the-market (ATM) equity offering and stock option / warrant exercises of $9.5 million and $0.2 million, respectively; partially offset by cash required to fund the operating activities of $6.5 million.

	QTD			YTD
Description	2021	2020	% Change	2021	2020	% Change
Operating Expenses	$ 3,673,000	$ 2,600,000	41%	$ 7,491,000	$ 8,622,000	-13%
Net Loss	$ (3,556,000)	$ (2,731,000)	30%	$ (7,222,000)	$ (7,910,000)	-9%
Net Loss per share (diluted)	$ (0.02)	$ (0.02)	0%	$ (0.04)	$ (0.05)	-20%

Operating Expenses: Operating expenses consist of research and development (“R&D”) expenses and general and administrative (“G&A”) expenses, both of which are further explained below.

	QTD			YTD
Description	2021	2020	% Change	2021	2020	% Change
R&D	$ 2,273,000	$ 1,118,000	103%	$ 4,568,000	$ 5,373,000	-15%
G&A	$ 1,400,000	$ 1,482,000	-6%	$ 2,923,000	$ 3,249,000	-10%
Total Operating Expenses	$ 3,673,000	$ 2,600,000	41%	$ 7,491,000	$ 8,622,000	-13%

Research and Development Expenses: R&D expenses for the three months ended June 30, 2021 increased by approximately $1.2 million, or 103%, from R&D expenses for the three months ended June 30, 2020. The increase was primarily attributable to costs incurred related to the AP-013 study database contract whereby outsourced efforts were utilized to ensure the validity and accuracy of the study database prior to submission to the FDA. The AP-013 study was paused in April 2020. In addition, the Company incurred costs during the current period related to start-up / launch related costs for three incremental clinical trials (i.e., AP-017, AP-018 and AP-019) to study the effects of inhaled / intravenous Ampion on patients suffering from COVID-19 related issues.

R&D expenses for the six months ended June 30, 2021 decreased by approximately $0.8 million, or 15%, from R&D expenses for the six months ended June 30, 2020. The decrease was primarily attributable to an overall decrease in clinical trial and sponsored research expenses in the current period of $1.4 million, attributable to the pause of the AP-013 study in April 2020, which was partially offset by the incremental costs associated with the AP-013 database costs and incremental COVID-19 and other research studies in the current period.

General and Administrative Expenses: G&A expenses for the three months ended June 30, 2021, decreased by approximately $0.1 million, or 6%, from G&A expenses for the three months ended June 30, 2020. G&A expenses for the six months ended June 30, 2021, decreased by approximately $0.3 million, or 10%, from G&A expenses for the six months ended June 30, 2020. The decrease for both periods was primarily attributable to a decrease in litigation-related legal costs as a result of the dismissal of the securities class action and derivative cases during the third quarter 2020.

The total shares of common stock outstanding were 200,070,419 on June 30, 2021, compared to 193,378,996 on December 31, 2020.

Financial Guidance

Based on its current operating plans and expected access to equity financing, Ampio expects to have cash and cash equivalents along with access to external sources of liquidity sufficient to fund research and development programs and business operations through the fourth quarter of 2022.

Conference Call and Webcast

Ampio will host a conference call today at 4:30 pm EDT (1:30 pm PDT) to discuss these second quarter 2021 results and provide a corporate business update.

The live call / webcast may be accessed as follows:

Domestic:888-506-0062 Conference ID # 469825

International:973-528-0011 Conference ID # 469825

Webcast Link:https://www.webcaster4.com/Webcast/Page/2569/42087

A replay of the conference call will also be available from the Investors Relations section of the Company’s website at www.ampiopharma.com and will be archived there shortly after the live event.

About Ampio Pharmaceuticals

Ampio Pharmaceuticals, Inc. is a biopharmaceutical company primarily focused on the advancement of immunology-based therapies to treat prevalent inflammatory conditions for which there are limited treatment options. Ampio’s lead drug, Ampion™, is backed by an extensive patent portfolio with intellectual property protection extending through 2037 and will be eligible for 12-year FDA market exclusivity upon approval as a novel biologic under the Biologics Price Competition and Innovation Act (BPCIA).

Forward Looking Statements

Ampio’s statements in this press release that are not historical fact, and that relate to future plans or events, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of words such as “could,” “believe,” “expect,” “plan,” “anticipate,” and similar expressions. These forward-looking statements include statements regarding Ampio’s ability to access equity financing and fund research and development programs and operations through the fourth quarter of 2022, expectations with respect to Ampion, including its ability to treat prevalent inflammatory conditions for which there are limited treatment options (including COVID-19) and its ability to offer the benefits of steroids without the side effects, the significance of reported results in early clinical trials, the timing of patient enrollment for the Phase I Long-COVID trial and the Phase II COVID-19 trials, the timing and outcome of the Company’s application for Emergency Use Authorization of Ampion in COVID-19 patients with inhalation and intravenous routes of drug delivery, the term of Ampion’s patent protection and the timing and likelihood of Ampion’s approval as a novel biologic under the BPCIA, including the availability of 12-year FDA market exclusivity in connection with such approval. These forward-looking statements are made on the basis of the current beliefs, expectations, and assumptions of the management of Ampio and are subject to significant risks and uncertainties that could cause actual results to differ materially from what may be expressed or implied in these forward-looking statements. The risks and uncertainties involved include those detailed from time to time in Ampio’s filings with the Securities and Exchange Commission, including without limitation, in Ampio’s Annual Report on Form 10-K and other documents filed with the Securities and Exchange Commission. Ampio undertakes no obligation to revise or update these forward-looking statements, whether as a result of new information, future events or otherwise.

Ampio Pharmaceuticals, Inc.

Condensed Balance Sheets

(unaudited)

	June 30,	December 31,
	2021	2020

Assets
Current assets
Cash and cash equivalents	$20,549,000	$17,346,000
Prepaid expenses and other	2,358,000	1,147,000
Total current assets	22,907,000	18,493,000

Fixed assets, net	3,074,000	3,561,000
Right-of-use asset	728,000	824,000
Total assets	$26,709,000	$22,878,000

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable and accrued expenses	$2,937,000	$1,550,000
Lease liability-current portion	298,000	284,000
Total current liabilities	3,235,000	1,834,000

Lease liability-long-term	773,000	925,000
Warrant derivative liability	2,340,000	2,607,000
Total liabilities	6,348,000	5,366,000

Commitments and contingencies (Note 7)

Stockholders’ equity
Preferred Stock, par value $0.0001; 10,000,000 shares authorized; none issued	—	—
Common Stock, par value $0.0001; 300,000,000 shares authorized; shares issued and outstanding - 200,070,419 as of June 30, 2021 and 193,378,996 as of December 31, 2020	20,000	19,000
Additional paid-in capital	228,091,000	218,020,000
Accumulated deficit	(207,750,000)	(200,527,000)
Total stockholders’ equity	20,361,000	17,512,000

Total liabilities and stockholders’ equity	$26,709,000	$22,878,000

Ampio Pharmaceuticals, Inc.

Condensed Statements of Operations

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Operating expenses
Research and development	$2,273,000	$1,118,000	$4,568,000	$5,373,000
General and administrative	1,400,000	1,482,000	2,923,000	3,249,000
Total operating expenses	3,673,000	2,600,000	7,491,000	8,622,000

Other income (expense)
Interest income	1,000	—	2,000	12,000
Paycheck Protection Program loan forgiveness	—	544,000	—	544,000
Derivative gain (loss)	116,000	(675,000)	267,000	156,000
Total other income (expense)	117,000	(131,000)	269,000	712,000

Net loss	$(3,556,000)	$(2,731,000)	$(7,222,000)	$(7,910,000)

Net loss per common share:
Basic	$(0.02)	$(0.02)	$(0.04)	$(0.05)
Diluted	$(0.02)	$(0.02)	$(0.04)	$(0.05)

Weighted average number of common shares outstanding:
Basic	196,179,371	166,392,893	195,785,398	162,723,309
Diluted	201,448,038	166,392,893	200,985,349	163,906,257

Company Contact

Media Contact

Katie Kennedy

katie@gregoryfca.com

610-731-1045